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Pricing Supplement dated September 14, 1999                      Rule 424(b)(3)
(To Prospectus dated September 3, 1998 and                    File No. 333-60913
Prospectus Supplement dated September 3, 1998)

                          TOYOTA MOTOR CREDIT CORPORATION

                         Medium-Term Note - Floating Rate
________________________________________________________________________________

Principal Amount:  $70,000,000           Trade Date: September 14, 1999
Issue Price:  100%                       Original Issue Date: September 20, 1999
Initial Interest Rate:  See "Additional  Net Proceeds to Issuer: $70,000,000
                 Terms of the Notes"     Principal's Discount
Interest Payment Period: Quarterly        or Commission: 0.0%
Stated Maturity Date: September 20, 2000

________________________________________________________________________________
Calculation Agent:  Bankers Trust Company
Interest Calculation:
     [X]  Regular Floating Rate Note          [ ]  Floating Rate/Fixed Rate Note
     [ ]  Inverse Floating Rate Note                 (Fixed Rate Commencement
            (Fixed Interest Rate):                    Date):
     [ ]  Other Floating Rate Note                   (Fixed Interest Rate):
            (see attached)

     Interest Rate Basis: [ ]  CD Rate [ ] Commercial Paper Rate [ ] Prime Rate
            [ ]  Eleventh District Cost of Funds Rate    [X]  Federal Funds Rate
            [ ]  LIBOR     [ ]  Treasury Rate          [ ]  Other (see attached)
                     If LIBOR, Designated LIBOR Page:  [ ]  Reuters Page:
                                                       [ ]  Telerate Page:

     Initial Interest Reset Date: September 20, 1999  Spread (+/-): +0.30%
     Interest Rate Reset Period: Daily                Spread Multiplier:  N/A
     Interest Reset Dates: Each Business Day          Maximum Interest Rate: N/A
     Interest Payment Dates: December 20, March 20,   Minimum Interest Rate: N/A
       June 20 and September 20, commencing           Index Maturity: N/A
       December 20, 1999                              Index Currency: N/A


Day Count Convention:
     [ ]  30/360 for the period from     to
     [X]  Actual/360 for the period from 9/20/1999 to but excluding 9/20/2000
     [ ]  Other (see attached)                        to

Redemption:
     [X]  The Notes cannot be redeemed prior to the Stated Maturity Date.
     [ ] The Notes may be redeemed prior to Stated Maturity Date. Initial Redemption Date: N/A
          Initial Redemption Percentage: N/A
          Annual Redemption Percentage Reduction: N/A

Repayment:
     [X]  The Notes cannot be repaid prior to the Stated Maturity Date.
     [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
          Optional Repayment Date(s):
          Repayment Price:     %
Currency:
     Specified Currency:  U.S. dollars
          (If other than U.S. dollars, see attached)
     Minimum Denominations:
          (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated
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                            Deutsche Banc Alex. Brown
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                          Additional Terms of the Notes

     The Initial Interest Rate for The Medium-Term Notes offered by this pricing supplement (the "Notes") will be equal to the Federal Funds Rate on September 16, 1999, plus 0.30%. The Interest Rate with respect to each subsequent Interest Reset Date will be equal to the Federal Funds Rate on the related Interest Determination Date plus 0.30%.


Plan of Distribution

     Under the terms of and subject to the conditions of an Appointment Agreement dated as of August 5, 1999 and an Appointment Agreement Confirmation dated September 14, 1999 (collectively, the "Agreement"), between TMCC and Deutsche Bank Securities Inc. ("Deutsche Bank"), Deutsche Bank, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 100.00% of their principal amount. Deutsche Bank may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined by Deutsche Bank.

     Under the terms and conditions of the Agreement, Deutsche Bank is committed to take and pay for all of the Notes offered hereby if any are taken.

     Affiliates of Deutsche Bank have in the past and may in the future engage in general financing and banking transactions with TMCC and its affiliates.